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                                                                    EXHIBIT 10.5

                               CARBO CERAMICS INC.

                           INCENTIVE COMPENSATION PLAN

                          (AS AMENDED JANUARY 14, 2003)

                                      TERMS

  Purpose: The Carbo Ceramics Inc. Incentive Compensation Plan (the "Plan") is being adopted by the Board of Directors of the Company to foster the interest of the executives and other key employees of the Company in the Company's financial performance.

  Duration:   The Plan is effective January 1, 2001, and unless earlier
              terminated or revoked by the Board, it will terminate on December
              31, 2003.

  The Pool:   Payments to an executive under the Plan will be made out of a
              "Total Pool" of which the total size will be determined by the "Net Income Before Tax" ("NIBT") of the Company as indicated by the financial statement of the Company.

              The Total Pool shall be considered to be comprised of two parts, the "Current Pool" and the "Deferred Pool."

              For each annual Plan period ending December 31st:

              If Positive NIBT is:              The Total Pool will be:
              --------------------              -----------------------

              - $0 up to $5,000,000             -  An amount equal to 5% of
                                                   NIBT.

              - $5,000,001 up to $50,000,000    -  $250,000 plus an amount
                                                   equal to 2.5% of all NIBT
                                                   over $5,000,000 and up to
                                                   $50,000,000

              For purposes of determining the Current Pool and the Deferred Pool, the Current Pool will be equal to 50% of the Total Pool. In all cases, the Deferred Pool shall be equal to the Total Pool less the Current Pool.

Payments:     In January of each year in which the Plan is in effect, the
              Company shall calculate the Total Pool based on the NIBT for the prior year and the President shall propose, for approval by the Compensation Committee of the Company, a list of individual executives to whom payments from the

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              Total Pool shall be made and a schedule of payments to such individual executives. Any difference in the size of the Total Pool caused by a variance between the actual audited NIBT and the January estimate shall be an adjustment to the Total Pool for the following year.

              Actual payment of the amounts awarded from the Deferred Pool will be made in three equal annual installments beginning in the January immediately following the year in which the executive is informed of the Deferred Pool award (e.g., 2002 Deferred Pool awards would be announced in January, 2003, and paid in equal installments in January of 2004, 2005 and 2006).

              An executive shall forfeit all rights to receive any unpaid portion of the Deferred Pool if such executive's employment with the Company terminates for any reasons other than normal retirement, death, or permanent disability. In the event of normal retirement, death, or permanent disability, the unpaid portion of any Deferred Pool can be either paid out in lump sum or per the terms of the original Plan, at the discretion of the Company.

              Notwithstanding any other provision of this Plan, the President and Chief Executive Officer of the Company shall not be eligible to receive any payments pursuant to this Plan.

Revocability: The Board of Directors of the Company shall have the absolute right to interpret the Plan and to modify or terminate the Plan if there shall be a material change in the nature of the business of the Company, in the ownership or control of the Company, or if the Board of Directors in its judgment determines that continuation of the Plan would not be in the Company's best interests as a result of a material change in circumstances.